UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2007 (March 13, 2007)

Analex Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-5404	71-0869563
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2677 Prosperity Avenue, Suite 400

Fairfax, Virginia 22031

(Address of principal executive offices) (Zip Code)

(703) 852-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

As previously disclosed, on January 20, 2007, Analex Corporation, a Delaware corporation (the “Company”), QinetiQ North America Operations LLC, a Delaware limited liability company (“Parent”) and an indirect wholly owned subsidiary of QinetiQ Group plc, a corporation organized under the laws of England and Wales (“QinetiQ”), and Apollo Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Offeror”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Offeror agreed to offer to purchase all of the issued and outstanding shares of common stock, par value $0.02 per share (the “Shares”), of the Company at a price of $3.70 per Share, net to the holder thereof in cash, without interest, less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 30, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented, constitute the “Offer”).

The Offer expired at 12:00 midnight, New York City time, on Monday, March 12, 2007, and, on March 13, 2007, Offeror accepted for payment approximately 40,104,126 Shares (including approximately 105,088 Shares tendered by notice of guaranteed delivery), representing in excess of 90% of the outstanding Shares. On March 14, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the American Stock Exchange (“AMEX”). Accordingly, following completion of the Merger, the Company notified the AMEX and requested that the Shares be withdrawn from listing on the AMEX after the close of trading on March 14, 2007. As a result, the Shares will no longer be listed on the AMEX after the close of trading on March 14, 2007. The Company also intends to file with the Securities and Exchange Commission (the “SEC”) a Certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting that the Shares be deregistered and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 5.01.	Changes in Control of Registrant.

On March 14, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

Based on the per Share consideration of $3.70 and the number of Shares validly tendered and accepted for payment upon the expiration of the Offer, as of March 13, 2007, the value of the Shares purchased by Offeror in connection with the Offer was approximately $148.4 million.

QinetiQ and certain of its subsidiaries are party to a £500 million Facilities Agreement, dated August 24, 2004 with Lloyds TSB Bank plc acting as agent and Barclays Bank plc, JP Morgan plc, National Australia Bank Limited and The Royal Bank of Scotland plc acting as mandated lead arrangers (the “Facilities Agreement”). The Facilities Agreement was amended and restated on August 19, 2005. In connection with the consummation of the Offer and the Merger, QinetiQ caused its subsidiary, QinetiQ Overseas Holdings Limited, a permitted borrower under the Facilities Agreement, to borrow funds under the Facilities Agreement to fund the purchase of Shares by Offeror in connection with the Offer and the Merger.

In connection with the Merger, each outstanding Share not tendered in the Offer (other than Shares held by the Company, Parent and Offeror and Shares held by stockholders who properly perfect appraisal rights under Delaware law) was converted into the right to receive $3.70 per Share in cash, without interest, less any required withholding taxes.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

The information contained in the Introduction above is incorporated herein by reference.

A copy of the press release issued by Analex relating to the expiration of the Offer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 14, 2007, in connection with the closing of the Merger, each of Analex’s directors submitted irrevocable letters of resignation from the Board of Directors of Analex as well as from any committees of the Board.

None of the resigning directors stated that his or her resignation related to any disagreement relating to Analex’s operations, policies or practices.

Item 8.01	Other Events

Closing of the Merger

On March 14, 2007, pursuant to the terms of the Merger Agreement, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

Item 9.01.	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release of Analex dated March 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANALEX CORPORATION

Date: March 15, 2007	By:	/s/ Sterling E. Phillips, Jr.
	Name:	Sterling E. Phillips, Jr.
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Analex dated March 13, 2007.